EXHIBIT "A"



                         AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT made this 15th day of October 1996 by and between INDEPENDENCE BANCORP, INC. ("IBI"), a New Jersey business corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended ("Holding Company Act"), and COMMERCE BANCORP, INC. ("CBI"), a New Jersey business corporation registered as a bank holding company under the Holding Company Act (IBI and CBI sometimes collectively referred to as the "Constituent Corporations").

                                  BACKGROUND

     CBI and IBI have entered into an Agreement and Plan of Reorganization of even date herewith (the "Plan"), which contemplates the merger of IBI with and into CBI (the "Merger") in accordance with the terms and conditions of this Merger Agreement.

     NOW THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, and subject to the satisfaction of the terms and conditions set forth herein and in the Plan, intending to be legally bound hereby, IBI and CBI do hereby agree as follows:

                                   SECTION 1

     On the Effective Date of the Merger, as hereinafter defined, IBI shall be merged with and into CBI under and pursuant to Chapter 10 of the New Jersey Business Corporation Act, as amended ("BCA").

                                   SECTION 2

     CBI shall be the surviving corporation (hereinafter referred to as the "Surviving Corporation"), and the name of the Surviving Corporation shall be "Commerce Bancorp, Inc."

                                   SECTION 3

     On the Effective Date of the Merger:

     (a) For all purposes the separate existence of IBI shall cease. IBI shall be merged with and into CBI, the Surviving Corporation, and the Surviving Corporation shall thereupon and thereafter possess all the rights, privileges and powers, of a public as well as of a private


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nature, and all property (real, personal and mixed), and franchises of each of the Constituent Corporations.

     (b) All debts due on whatever account to any of the Constituent Corporations including subscriptions to shares and other chooses in action belonging to any of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed.

     (c) The Surviving Corporation thenceforth shall be responsible for all the liabilities and obligations of each of the Constituent Corporations, but the liabilities of the Constituent Corporations, or of their shareholders, directors, or officers, shall not be affected; nor shall the rights of the creditors thereof, or of any persons dealing with the Constituent Corporations, or any liens upon the property of the Constituent Corporations, be impaired by the Merger; and any claim existing or action or proceeding pending by or against any of the Constituent Corporations may be prosecuted to judgment as if the Merger had not taken place, or the Surviving Corporation may be proceeded against or substituted in its place.

     (d) Any taxes, penalties and public accounts of the State of New Jersey claimed against any of the Constituent Corporations, but not settled, assessed or determined prior to the Merger shall be settled, assessed or determined against the Surviving Corporation and, together with interest thereon, shall be a lien against the franchises and property, both real and personal, of the Surviving Corporation.

     If at any time the Surviving Corporation shall consider or be advised that any further assignment or assurances in law, or any things are necessary or desirable to vest in the Surviving Corporation, according to the terms hereof, the title of any property or rights of IBI, the last acting officers and directors of IBI, or the corresponding officers and directors of the Surviving Corporation, as the case may be, then shall and will execute and make all such property assignments and assurances, and do all things necessary or proper to vest title in such property or rights in the Surviving Corporation, and otherwise to carry out the purposes of this Merger Agreement.

                                   SECTION 4

     (a) On the Effective Date, the Articles of Incorporation and By-laws of CBI, as in effect immediately prior to the Effective Date, shall become the Articles of Incorporation and By-laws of the Surviving Corporation (whose name shall remain Commerce Bancorp, Inc.), until duly amended in accordance with law.

     (b) On the Effective Date, the then Board of Directors of CBI shall serve as the Board of Directors of the Surviving Corporation until such time as their successors have been elected and qualified.


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     (c) On the Effective Date, the persons who are executive or other offices of CBI shall serve as officers of the Surviving Corporation until such time as the Board of Directors of the Surviving Corporation shall otherwise determine.

                                   SECTION 5

     On the Effective Date:

     (a) The shares of CBI Common Stock and Preferred Stock then issued or outstanding (or held in Treasury) shall by virtue of the Merger and without any action on the part of the holder thereof, be automatically converted into and become the same number of shares of Common Stock and Preferred Stock of the Surviving Corporation. From and after the Effective Date, each certificate which, prior to the Effective Date, represented shares of CBI, shall evidence ownership of shares of the Surviving Corporation on the basis hereinbefore set forth. Each share of Common Stock and Preferred Stock of the Surviving Corporation issued pursuant to this Section shall be fully paid and non-assessable.

     (b) Each share of IBI Common Stock then issued and outstanding immediately prior to the Effective Date (except as provided in Subsection (d)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically converted into and become .935 fully paid and non-assessable shares of the common stock, par value $1.5625 per share, of CBI ("CBI Common Stock"), subject to adjustment as set forth in Section 5(f) hereof, (hereinafter the "Exchange Ratio"). From and after the Effective Date, each certificate which, prior to the Effective Date, represented shares of IBI Common Stock, shall evidence ownership of shares of CBI Common Stock on the basis hereinbefore set forth.

     (c) No fractional shares of CBI Common Stock shall be issued as a result of the Merger. In lieu of the issuance of fractional shares, cash adjustments will be paid to the shareholders of IBI in respect of any fraction of a share of CBI Common Stock which would otherwise be issuable under this Merger Agreement. Such cash adjustment shall be equal to an amount determined by multiplying such fraction by a number derived by multiplying the Exchange Ratio by the fair market value of CBI Common Stock (as that term defined in Section 6 hereof).

     (d) Each issued, but not outstanding share of IBI Common Stock held as a treasury share by IBI or owned beneficially by any subsidiary of IBI other than in a fiduciary capacity or in connection with a debt previously contracted and all shares of IBI Common Stock owned by CBI or owned beneficially by any subsidiary of CBI other than in a fiduciary capacity or in connection with a debt previously contracted at the Effective Date of the Merger, if any, shall thereupon and without more be cancelled and retired and cease to exist and no cash, stock or other property shall be delivered in exchange therefor.


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     (e) Each share of IBI Preferred Stock then issued and outstanding prior to the Effective Date shall thereupon and without more be cancelled and retired and cease to exist and no cash, stock or other property shall be delivered in exchange therefor.

     (f) If prior to the Effective Date, CBI shall issued to holders of CBI Common Stock any shares of CBI Common Stock as a stock dividend, shall subdivide the number of outstanding shares of CBI Common Stock into a greater number of shares or shall contract the number of outstanding shares, then, in any such case, the number of shares of CBI Common Stock into which shares of IBI Common Stock are automatically convertible into as set forth in Section 5(b) hereof shall be adjusted proportionately. For purposes of this Section of this Merger Agreement, a dividend, subdivision or contraction shall be deemed to have become final at the close of business on the record date fixed for determining stockholders entitled to receive such dividend, or whose shares are to be affected by such subdivision or contraction; provided, however, that in the event that after such record date, but not before payment of such dividend or before such subdivision or contraction became effective, CBI shall legally abandon its plan to pay such dividend, or to effect such subdivision or contraction, the number of shares of CBI Common Stock issuable on the Effective Date of the Merger, if adjusted as hereinabove provided, shall forthwith be readjusted to the number of shares of CBI Common Stock issuable upon the Effective Date of the Merger which would have been in effect had such dividend, subdivision or contraction never been declared.

     (g) At or prior to the Effective Date, CBI shall designate its Transfer Agent to act as exchange agent to receive from the holders thereof, certificates which immediately prior to the Effective Date represented IBI Common Stock and to exchange such certificates for certificates of CBI Common Stock and cash as hereinbefore provided.

     (h) Promptly after the Effective Date, the exchange agent shall mail to each record holder, as of the Effective Date, of an outstanding certificate or certificates, which prior to the Effective Date represented shares of IBI Common Stock, a letter of transmittal (which shall specify how delivery shall be effected, and that risk of loss and title to such certificate or certificates shall pass only upon proper delivery of such certificate or certificates, together with a properly executed letter of transmittal, to the exchange agent at its address stated therein), and instructions for use in effecting the surrender of such certificate or certificates for exchange therefor. Upon surrender to the exchange agent of such certificate or certificates, together with such letter of transmittal, properly executed, the exchange agent shall exchange such certificate or certificates for shares of CBI Common Stock and pay to such record holder any payment due for a fractional share of CBI Common Stock as heretofore provided. Until so surrendered, each outstanding certificate or certificates, which prior to the Effective Date represented shares of IBI Common Stock shall be deemed for all purposes to evidence ownership of the number of shares of CBI Common Stock, and the right to receive payment for any fractional share of CBI Common Stock into which the shares represented by such certificate or certificates have been changed or converted as aforesaid.


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                                   SECTION 6

     On the Effective Date, IBI's obligations under its 1990 and 1986 Stock Option Plans (collectively, the "Plans") with respect to Stock Options granted thereunder and not therefore exercised shall be cancelled at the Effective Date and CBI shall deliver to the holder of each such option, in respect thereof, the number of shares of CBI Common Stock having an aggregate fair market value on the Effective Date equal to the product of (i) the number of shares of IBI Common Stock subject to such option and (ii) the excess, if any, of the Exchange Ratio multiplied by the fair market value of CBI Common Stock (as defined below) over the exercise price of such option. For purposes of this Section, the "fair market value" with respect to a share of CBI Common Stock on the Effective Date shall be the average closing price of such Common Stock in the New York Stock Exchange-Composite Transactions List (as reported by The Wall Street Journal or other authoritative source) on the first ten trading days of the fifteen trading days immediately preceding the Effective Date of the Merger. Notwithstanding any other provision hereof, each holder of Stock Options who would otherwise have been entitled to receive a fraction of a share of CBI Common Stock (after taking into account all shares to be delivered to such holder upon termination of Stock Options) shall receive, in lieu thereof, cash in an amount equal to such fractional part of a share of CBI Common Stock multiplied by a number derived by multiplying the Exchange Ratio by the fair market value of CBI Common Stock (as defined above). No such holder shall be entitled to dividends, voting rights or any other shareholder right in respect of any fractional share.

                                   SECTION 7

     (a) The obligations of the parties hereto to effect the Merger shall be subject to all of the terms and conditions contained in the Plan.

     (b) This Merger Agreement may be terminated and the Merger abandoned by the mutual written consent of the Boards of Directors of the parties hereto prior to, or after the approval of the shareholders of the parties. If the Plan is terminated pursuant to the terms thereof, then this Merger Agreement shall terminate simultaneously, and the Merger shall be abandoned without further action by the parties hereto.

                                   SECTION 8

     The Merger shall become effective (the "Effective Date") at the date and time at which executed Certificate of Merger are duly filed with the New Jersey Secretary of State in accordance with Chapter 10 of the BCA.

                                   SECTION 9

     (a) Any party to this Merger Agreement may, at any time prior to the Effective Date, by action taken by its Board of Directors or officers thereunto duly authorized, waive any
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of the terms or conditions of this Merger Agreement, or agree to an amendment or modification to this Merger Agreement by an agreement in writing executed in the same manner (but not necessarily by the same persons) as this Merger Agreement. No amendment, modification or waiver of this Merger Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Merger Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall any waiver constitute a continuing waiver unless otherwise expressly provided. IBI's Board of Directors may authorize the amendment or supplementation of this Merger Agreement or waiver of any provision hereof, either before or after the approval of IBI's shareholders provided in Section 5 of the Plan (and without seeking further shareholder approval), so long as such amendment, supplement or waiver does not result in the reduction of the Exchange Ratio, or result in an adverse tax or other effect to IBI's shareholders.

     (b) Nothing expressed or implied in this Merger Agreement is intended or shall be construed to confer upon or give any person, firm or corporation other than the parties hereto any rights or remedies under or by reason of this Merger Agreement, and there are no third-party beneficiaries of this Merger Agreement.

     (c) No party hereto shall assign this Merger Agreement, or any part hereof without the prior written consent of the other parties. Except as otherwise provided herein, this Merger Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

     (d) This Merger Agreement and the Plan constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations, covenants or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein or therein.

     (e) This Merger Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



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     (f) This Merger Agreement shall be governed by the laws of the State of New
Jersey applicable to contracts executed in and to be performed exclusively within the State of New Jersey, regardless of where it is executed.

     WITNESS the signatures and seals of the Constituent Corporations on the day and year first above written, each hereunto set by its duly authorized officers and attested by its Secretary or Assistant Secretary, pursuant to a resolution of the Board of Directors.

                                            COMMERCE BANCORP, INC.



                                            By:   /s/ VERNON W. HILL, II
                                                -----------------------------
                                                Vernon W. Hill, II, Chairman


                                            INDEPENDENCE BANCORP, INC.



                                            By:    /s/ JAMES R. NAPOLITANO
                                                -----------------------------
                                                James R. Napolitano, Chairman






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